EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT


          AGREEMENT, dated and effective as of Feb. 12, 1997 by and between PerArdua Corporation, a Delaware corporation, (the "Company") and Nicholas Jon Virca, an individual with an address at 11475 Cypress Woods Drive, San Diego, California 92131 ("Executive").

                              W I T N E S S E T H:

          WHEREAS, the Executive is willing to serve as President and Chief Operating Officer of the Company, and the Company desires to retain the Executive in such capacities on the terms and conditions herein set forth;

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Employment: Position and Duties: Extent of Services.

                   (a) Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Term provided in Section 2 below and upon the other terms and conditions hereinafter provided.

                   (b)  Position  and  Duties.  During  the Term as  defined  in
Section 2 herein, the Executive agrees to serve as the President and Chief Operating Officer of the Company and to perform such reasonable duties consistent with such position as may be delineated by the Chief Executive Officer and as may be assigned to him from time to time by the Board of Directors and/or Chief Executive Officer of the Company.

                   (c) Extent of Services. During the Term, and except for illness or incapacity, the Executive shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of the Company, shall not be engaged in any business activity in violation of Section 6 of this Agreement or which would conflict with his obligations hereunder, and shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Chief Executive Officer and/or Board of Directors; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable time during reasonable periods required for any or all of the following:


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               (i) serving as a director  or member of a committee  of any other company or organization involving no actual or potential conflict of interest with the Company or any of its subsidiaries or affiliates;

               (ii) engaging in charitable and community activities; and/or

               (iii) investing his personal assets in businesses in such form or manner as will not require any services on the part of the Executive in the operation or affairs of such businesses.

     At the request of the Company, the Executive shall advise the Company of the nature and identity of other business organizations or endeavors in which he may be involved.

          2. Term of Employment.

          The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment in the capacity set forth herein, for a period beginning either March 3 or March 10, 1997, the exact date to be determined in the discretion of the Executive, and expiring February 29, 2000, subject to the provisions of Section 5 of this Agreement (the "Term"). The Company agrees that, at least ninety (90) days prior to the anticipated expiration of the Term, it will, if the Executive so desires, negotiate in good faith with the Executive regarding continued employment beyond said expiration date.

          3. Compensation and Benefits.

          As compensation to the Executive for all services to be rendered by him in any capacity hereunder, the Company shall pay a monthly salary at a rate of Ten Thousand and no/100 Dollars ($10,000.00) payable bi-weekly. Executive shall be entitled to four (4) weeks paid vacation per year. In addition, promptly upon the closing of an underwritten initial public offering of Securities of the Company's Common Stock, the Company shall grant to him stock options to purchase 100,000 shares of the Company's Common Stock pursuant to the provisions of the Company's 1996 Stock Option Plan at a per share price not greater than the market value of the stock on the date of grant and not less than $5.00 per share. The options shall vest as follows: 30,000 shares on the date of grant, 35,000 shares on June 30, 1998, and 35,000 shares on December 31, 1999. The Company shall reimburse Executive for the amounts necessary for the Executive to maintain health insurance for himself and his immediate family during the Term pursuant to his COBRA rights with respect to his preceding employer. When such rights expire the Company will pay for comparable health insurance coverage to the extent the same is available. The Company will provide annual renewable term life insurance on the life of the Executive in an amount of $200,000

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plus  $100,000  additiona1 in the event of an  accidental  death.  Executive may designate the beneficiary of such policy.

          4. Location.

          At the commencement of the Term, the Company is maintaining temporary executive office space at 10940 Wilshire Boulevard, Los Angeles, California, and intends to maintain such space at least until the completion of the Company initial public offering of securities. The Company then intends to establish its executive offices in the San Diego area. Executive agrees to travel from his home in San Diego to the Company's office in Los Angeles so as to be present in such office at least three days a week, subject to any business travel. The Company will reimburse Executive for his reasonable out-of-pocket expenses, upon presentation of appropriate voucher, for such travel between San Diego and Los Angeles, including lodging and meals.

          5. Change-of-Control.

          Any of the following transactions shall be deemed to constitute a "Change of Control:"

          (i) the adoption of a plan of merger or consolidation of the Company with any other corporation as a result of which the holders of the outstanding voting stock of the Company as a group would receive less than 50% of the voting stock of the surviving or resulting corporation;

          (ii)the adoption of a plan of liquidation or the approval of the dissolution of the Company;

         (iii)the sale or transfer of all or substantially all of the assets of the Company; or

          (iv)a tender offer or exchange offer for shares of Common Stock other than any such offer made by the Company.

          If following a Change of Control the Executive's employment should be terminated for any reason whatsoever, including voluntary termination by Executive, or if Executive employment's hereunder shall be terminated by the Company at any time without good cause, then Executive shall be entitled to receive in a single lump sum payment, the following:

          (a) an amount equal to the lesser of six (6) months salary or the amount

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               of salary then remaining to be payable for the duration of the
               Term, plus

          (b) an amount equal the then most recent monthly payment made by the Company for health insurance for the Executive and his immediate family, multiplied by the lesser of six or the number of months then remaining in the Term.

          6. Trade Secrets and Confidential Information.

          (a) Definition. As used in this Agreement (i) "Confidential Information and Trade Secrets" means all information, processes, process parameters, methods, practices, chemical and other formulae, fabrication techniques, technical plans, algorithms, computer programs and related documentation, customer lists, price lists, supplier lists, marketing plans, financial information, and all other compilations of information which relate to the business of the Company and which have not been released by the Company to the general public, but shall not include general technical and business skills and expertise which Executive has acquired or developed by reason of prior experience, and (ii) a "Business Competitive with the Company" means an enterprise which is engaged in the development or promotion of a product or service which may be reasonablely considered to compete, or have the potential to compete, in the marketplace with a product or service which the Company has been developing or promoting, or has had plans to develop or promote, at any time during the Executive's employment hereunder.

          (b) Restrictive Covenants.

          (i) Executive acknowledges that during the term of employment with the Company, Executive will have access to and become acquainted with the Confidential Information and Trade Secrets of the Company. Executive agrees not to use or disclose (directly or indirectly) any Confidential Information and Trade Secrets of the Company at any time or in any manner, except as required in the course of employment with the Company. The obligations of this paragraph are continuing and survive the termination of Executive's employment with the Company. All documents and equipment relating to the business of the Company, whether prepared by Executive or otherwise coming into Executive's possession, are the exclusive property of the Company, and must not be removed from the premises of the Company except as required in the course of employment with the Company. All such documents and equipment must be returned to the Company when Executive leaves the employment of the Company.

          (ii) While employed by the Company, Executive agrees not to undertake any planning for any outside business which would constitute a Business Competitive with the Company.

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          (iii) While  employed by the Company and for five (5) years after that employment ends, Executive agrees not to enter into any employment with a Business Competitive with the Company in which the complete fulfillment of the duties of the competitive employment would inherently require Executive to reveal or use any of the Confidential Information and Trade Secrets of the Company learned or obtained by Executive while employed by the Company.

          (iv) While employed by the Company and for five (5) years after that employment ends, Executive agrees not to divert or attempt to divert (by solicitation or by any other means) the customers of the Company existing at the time Executive's employment ends.

          7.   Miscellaneous.

               (a) Successors and Assigns. This Agreement is intended to benefit and is binding on (i) the successors and assigns of the Company and (ii) the heirs and legal successors of Executive.

               (b)  Governing  Law.  This   Agreement   shall  be  construed  in
accordance with and governed by the laws of the State of California.

               (c) Separate Enforcement of Provisions. If for any reason a part of this Agreement is unenforceable, the remainder of the Agreement shall be enforced to the extent possible.

               (d) Modification of Agreement. This Agreement may only be modified by a writing signed (i) by Executive and (ii) by an authorized representative of the Company.

               (e) No Conflicting Contracts. Executive represents that Executive has no contracts with any other party that would interfere with Executive's compliance with the terms and conditions of this Agreement.

               (f) No Right to Continuing Employment. No provision of this Agreement shall be construed as giving Executive the right to be retained in the employment of the Company, except to the extent expressly set forth in this Agreement.

Executed as of the date first above written.



Nicholas Jon Virca                                  PerArdua Corporation
---------------------------
Nicholas Jon Virca
                                                  by: Samuel P. Sears
                                                      --------------------
                                                       Treasurer



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